News Release

TranSwitch Corporation Announces

Proposed Public Offering of Common Stock and Warrants

March 27, 2013 – TranSwitch Corporation (NASDAQ: TXCC) today announced that it is offering to sell shares of its common stock and warrants to purchase common stock in an underwritten public offering. Maxim Group LLC is acting as the sole manager for the offering. TranSwitch intends to use the net proceeds from the offering for product development, general corporate purposes and working capital.

The shares and warrants described above are being offered by TranSwitch pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Maxim Group LLC 405 Lexington Avenue, New York, NY 10174, (800) 724-0761.

About TranSwitch Corporation

TranSwitch Corporation (TXCC) provides innovative integrated circuit (IC) and intellectual property (IP) solutions that deliver core functionality for video, voice, and data communications equipment for the customer premises and network infrastructure markets. For the customer-premises market, we offer multi-standard, high-speed interconnect solutions enabling the distribution and presentation of high-definition (HD) video and data content for consumer electronics applications. We also provide a family of best-in-class communications processors. For the network infrastructure market, we provide integrated multi-core network processor System-on-a-Chip (SoC) solutions for Fixed, 3G and 4G Mobile, VoIP and Multimedia applications. TranSwitch’s customers are leading consumer electronics and telecom equipment companies around the globe. To learn more, please visit www.transwitch.com.

TranSwitch Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Source: TranSwitch Corporation

TranSwitch is a registered trademark of TranSwitch Corporation.

Contact:

TranSwitch Corporation
Robert A. Bosi, 203.929.8810 ext. 2465
Vice President and Chief Financial Officer
or
Mary Lombardo, 203.929.8810 ext. 2254
Investor Relations